Exhibit 99.1

ITT Corporation
1133 Westchester Avenue
White Plains, NY 10604
tel 914 641 2000
fax 914 696 2977

Press Release
Andy Hilton
+1-914-641-2160
andy.hilton@itt.com
General Paul Kern elected to ITT’s Board of Directors
WHITE PLAINS, N.Y., August 7, 2008 – ITT Corporation (NYSE: ITT) today announced the election of General Paul J. Kern, president and chief operating officer of AM General LLC and senior counselor at The Cohen Group, to its Board of Directors. His appointment is effective immediately and brings to 10 the number of directors on ITT’s board.
Retired U.S. Army General Kern, 63, brings 40 years of military experience to his board position, most recently serving as Commanding General of the Army Materiel Command. In that post, which he held from 2001 to 2004, and earlier as Commander of the 4th Infantry Division, General Kern led the Army’s drive to digitize and transform the service’s battlefield capability, while directing supply chain improvements, maintaining field readiness and modernizing weapons systems. From 1997 to 2001, General Kern was a Senior Advisor for Army Research, Development and Acquisition, where he gave counsel to the Army Acquisition Executive and the Army Chief of Staff on all research, development, and acquisition programs and related issues.
“General Kern’s leadership experience and distinguished service are ideally suited for ITT and we are thrilled to welcome him to our board,” said Steve Loranger, chairman, president and chief executive officer, ITT. “As our defense and systems business continues its transformation to address the military’s future needs and serve growing civilian markets, we expect General Kern’s insights and perspectives will add great value to our decision-making and serve our shareholders well.”
In addition to ITT, General Kern serves on the boards of iRobot Corporation and CoVant Technologies LLC. He formerly served as a director of EDO Corporation, until ITT acquired the company on December 20, 2007.

General Kern was commissioned as an Armor lieutenant following graduation from the U.S. Military Academy at West Point in 1967. He holds master’s degrees in both civil and mechanical engineering from the University of Michigan, and was a Senior Security Fellow at the John F. Kennedy School at Harvard University.
About ITT Corporation
ITT Corporation (www.itt.com) is a diversified high-technology engineering and manufacturing company dedicated to creating more livable environments, enabling communications and providing protection and safety. The company plays an important role in vital markets including water and fluids management, global defense and security, and motion and flow control. ITT employs approximately 40,000 people serving customers in more than 50 countries. Headquartered in White Plains, N.Y., the company generated $9 billion in 2007 sales.
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